UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of Report: February 24, 2005

Date of Earliest Event Reported: February 17, 2005

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 Old Germantown Road, Delray Beach, Florida	33445

(Address of principal executive offices)	(Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement

On February 17, 2005, the Compensation Committee (“Committee”) of the Board of Directors (the “Board”) of Office Depot, Inc. (the “Company”) and the Board, met in a joint session, and the Board approved the recommendations of the Committee in respect of the following executive compensation arrangements:

(a) Annual Bonus Plan for Officers — 2005

The Committee established the following performance goal parameters for the Bonus Plan for executive officers for 2005: Operating Income, Return on Invested Capital (ROIC) and attainment of personal business objectives. Bonuses are calculated as a percentage of base salary. The applicable percentages remain unchanged from the percentages applicable to the various classifications of officers in prior years. Plan participants can receive a bonus if the Company meets threshold, minimum, target or maximum attainments, as established by the Committee.

(b) Officer Retention Program

The Committee and the Board approved a retention program (“Retention Program”) for the Company’s officers. The Retention Program is viewed by the Committee and the Board as a one-time program to encourage executive officers and other officers to remain with the Company during the period of transition as the Board completes the search for a new Chief Executive Officer (“CEO”), the new CEO joins the Company, and a reasonable period of transition to his or her new leadership. Under the Retention Program, officers of the Company will receive awards calculated on the basis of a percentage of base salary, as follows:

Executive Officers	140% of base salary
Senior Vice Presidents	75% of base salary
Vice Presidents	60% of base salary

Awards are payable to the recipients upon the dates described below. In the event an officer is terminated prior to vesting of the retention award, or resigns for “Good Reason” as defined in employment agreements, the award will still be paid to the officer upon the attainment of the vesting dates set forth below. However, the award will terminate and become null and void if the officer either resigns without Good Reason, or is terminated for “Cause”.

Awards under the Retention Program consist of a combination of cash and stock, as follows:

(i)	Forty percent (40%) of the retention award consists of a deferred cash payment (payable on the earlier of October 3, 2005, or six months after the first date of employment of a new Chief Executive Officer).

(ii)	Sixty percent (60%) of the retention award consists of time-based restricted stock, vesting

(a) 16.6% on October 3, 2005
(b) 66.7% on October 3, 2006, and
(c) 16.6% on October 3, 2007

(c) Director Compensation Arrangements

The Board approved the following modifications to the terms of the compensation to be paid to the Company’s non-employee directors. All changes are effective as of January 1, 2005. The Board voted to dispense with payment of separate fees for attendance at meetings of the Board and its Committees.

Annual Board Retainer Fee	$75,000
Additional Fee paid to Chair of Audit Committee	$25,000
Additional Fees paid to Chairs of Compensation; Nominating and Corporate Governance and Finance Committees	$15,000

Directors also shall receive annual compensation in the form of equity issued under the Company’s shareholder-approved Long Term Equity Incentive Plan. For 2005, a Director’s equity-based compensation shall consist of 4,200 stock options and 2,100 performance-restricted shares.

(d) Salary Adjustments for Certain Executive Officers

The Board approved the following salary adjustments for certain executive officers of the Company.

		2004 Base Salary			2005 Base Salary
		(at 12/31/2004),		Percentage of	(In USD), Annual
Name of Officer	Title/Position	Annual Rate	$ Amount of Increase	Increase	Rate as of 1/1/2005
Charles Brown	EVP, CFO	525,000	21,000	4.0%	546,000

David Fannin	EVP, General Counsel	400,000	12,000	3.0%	412,000

Rolf van Kaldekerken	President, Europe	620,000	17,360	2.8%	637,360 *

Rick Lepley	EVP, North American
	Retail Stores	500,000	15,000	3.0%	515,000

Carl Rubin	EVP, Marketing,
	Merchandising	475,000	17,000	3.6%	492,000
					*Mr. Van
					Kaldekerken is
					paid in euros.
					Exchange rate used
					in calculation is
					$1.24 to €1.00

Item 8.01 — Other Events

The Board approved the recommendations of the Board’s Compensation Committee relating to the following matters:

a)	Share Ownership Guidelines. Under the following guidelines, the Company’s directors and executive officers are expected to acquire and to hold certain minimum amounts of Company stock, as a further means of aligning the interests of the directors and executive officers with shareholders of the Company. Directors shall have three (3) years in which to achieve the level of ownership specified, and executive officers shall have five (5) years in which to achieve the level of ownership specified. Directors and executive officers are expected to make reasonable progress towards attaining the specified ownership level during each year.

Directors	Three times the annual retainer amount
Chief Executive Officer	Five times annual base salary
Executive Officers	1.5 times annual base salary

b)	Compensation Committee Charter

The Board adopted a Charter for the Compensation Committee of the Board, a copy of which is attached to this filing on Form 8-K as Exhibit 99.1.1.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OFFICE DEPOT, INC.
Date: February 24, 2005	By:	/s/ DAVID C. FANNIN
David C. Fannin
Executive Vice President and General Counsel

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